Exhibit 10.20

FIRST MODIFICATION TO BUSINESS LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS

     THIS FIRST MODIFICATION TO BUSINESS LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Modification”), dated March 15, 2005, is made by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank (“Citizens Bank”), acting in its capacity as agent for the Lenders (the “Agent”); (ii) Citizens Bank, acting in its individual capacity as Swing Line Lender (the “Swing Line Lender”); (iii) Citizens Bank, acting in its individual capacity as a Lender, First Horizon Bank, a division of First Tennessee Bank National Association (“First Horizon”) (collectively, the “Lenders”); (iv) Opinion Research Corporation, a Delaware corporation, Macro International Inc., a Delaware corporation, ORC ProTel, LLC, a Delaware limited liability company, Social and Health Services, Ltd., a Maryland corporation, ORC Holdings, Ltd., an English Company and O.R.C. International Ltd., an English Company (each individually, a “Borrower” and collectively, the “Borrowers”)1; and (v) each other person or entity hereafter becoming a “Borrower” party to the Loan Agreement (as hereinafter defined) pursuant to Section 1.9 of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Loan Agreement.

W I T N E S S E T H    T H A T:

     WHEREAS, on May 4, 2004, the Borrowers obtained a loan and certain other financial accommodations (the “Loan”) from the Lenders in the aggregate maximum principal amount of Thirty-five Million and No/100 Dollars ($35,000,000.00) pursuant to the terms and conditions of a certain Business Loan and Security Agreement dated as of May 4, 2004 (as the same may be modified or amended from time to time, the “Loan Agreement”), by and among the Borrowers, the Agent, the Swing Line Lender and the Lenders; and

     WHEREAS, the Loan is evidenced by (i) a certain Revolving Promissory Note in the maximum principal amount of Twenty-five Million and No/100 Dollars ($25,000,000.00), made by the Borrowers and payable to the order of Citizens Bank, (ii) a certain Revolving Promissory Note in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00), made by the Borrowers and payable to the order of First Horizon and (iii) a certain Swing Line Promissory Note in the maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00) made by the Borrowers and payable to the order of Citizens Bank, each dated May 4, 2004 (collectively, the “Notes”), and secured by, among other things, (i) the Collateral described in the Loan Agreement and (ii) certain collateral documents, instruments and agreements executed, issued and/or delivered by one or more of the Borrowers to the Agent for the ratable benefit of the Lenders, in connection with the Loan (collectively, the “Collateral Documents”); and

     WHEREAS, the Borrowers have requested that the Lenders (i) increase the maximum principal amount of the Loan by extending a new term loan (the “Term Facility”) in the amount of Fifteen Million and No/100 Dollars ($15,000,000.00), which would increase the aggregate maximum principal amount of the Loan from Thirty-five Million and No/100 Dollars ($35,000,000.00) to Fifty Million and No/100 Dollars ($50,000,000.00), and (ii) modify certain other terms and provisions set forth in the Loan Agreement and the other Loan Documents.

[1]	Note that ORC Inc. was merged with and into Opinion Research Corporation on June 7, 2004.

     NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Recitals. The foregoing recitals are hereby incorporated herein by this reference and made a part hereof, with the same force and effect as if fully set forth herein.

     2. The Agent, the Lenders and the Borrowers hereby agree that the Term Facility shall be extended to the Borrowers, subject to the terms and provisions of this Modification and the Loan Agreement, in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), which shall result in the Commitment Amount being increased from Thirty-five Million and No/100 Dollars ($35,000,000.00) to an aggregate principal amount of Fifty Million and No/100 Dollars ($50,000,000.00). Simultaneously with the execution and delivery of this Modification, the Borrowers shall execute and deliver to the Agent and its counsel, in form and substance satisfactory to the Agent and its counsel: (a) two Term Promissory Notes (one made by the Borrowers and payable to the order of Citizens Bank in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) and one made by Borrowers and payable to the order of First Horizon in the original principal amount of Five Million and No/100 Dollars ($5,000,000.00); (b) an opinion of counsel; (c) certified resolutions and consents, authorizing the Term Facility and related matters; (d) UCC, judgment and tax lien search results, showing no intervening liens (it being understood that the judgment and tax lien searches shall be provided within ten (10) days of the date of this Modification); (e) a modification to the Debenture filed in the United Kingdom; (f) a payoff letter from Allied Capital Corporation relating to the Junior Facilities; (g) confirmation from the Borrowers that at least Three Million and No/100 Dollars ($3,000,000.00) of availability exists under the Revolving Facility; and (h) such other documents, instruments and agreements as the Agent may reasonably request. The Borrowers acknowledge and agree that any and all collateral securing the Obligations in whole or in part shall secure the Obligations, as increased pursuant to this Modification, and all Loan Documents are hereby deemed amended accordingly.

     3. Definitional Amendments.

         (a) The definitions of “Additional Base Rate Interest Margin”, “Additional Libor Interest Margin”, “Applicable Percentage”, “Commitment Amount”, “Facility” or “Facilities”, “Hedging Contracts”, “Hedging Obligations”, “Loan”, “Obligation and Obligations”, “Percentage” and “Required Lenders”, set forth in the “Certain Definitions” section of the Loan Agreement are hereby deleted in their entirety and the following substituted in lieu thereof:

““Additional Base Rate Interest Margin” shall have the meaning attributed to such term in the Notes and in Exhibit 7 attached to this Agreement, as applicable.

“Additional Libor Interest Margin” shall have the meaning attributed to such term in the Notes and in Exhibit 7 attached to this Agreement, as applicable.

“Applicable Percentage” shall mean (i) from and after the date hereof through and including May 31, 2006, seventy-five percent (75%), (ii) from and after June 1, 2006 through and including May 31, 2007, sixty percent (60%) and (iii) from and after June 1, 2007, fifty percent (50%).

“Commitment Amount” shall mean Fifty Million and No/100 Dollars ($50,000,000.00), or if the maximum aggregate commitment of the Lenders hereunder is reduced pursuant to the terms of this Agreement, such lesser amount.

“Facility” or “Facilities” shall mean the Revolving Facility, the Term Facility and/or the Swing Line Facility, individually or collectively, as the context may require.

“Hedging Contracts” shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and Citizens Bank and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” shall mean all liabilities of any and all Borrowers to Citizens Bank under Hedging Contracts.

“Loan” and “Loans” shall mean the loans made by the Lenders to the Borrowers in the aggregate maximum principal amount of Fifty Million and No/100 Dollars ($50,000,000.00), or so much thereof as shall be advanced or readvanced from time to time, which are represented by the Facilities, and which shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth in the Notes.

“Obligation” and “Obligations” shall mean, respectively, any and all obligations or liabilities of any Borrower to any Lender or the Agent (including, without limitation, any and all obligations or liabilities with respect to outstanding Letters of Credit and any and all Hedging Obligations) in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise.

“Percentage” shall mean with respect to each Lender, the percentage set forth next to such Lender’s name on Schedule 1 to this Agreement in respect of the Revolving Facility Commitment Amount, the Term Facility Commitment Amount and/or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

“Required Lenders” shall mean, on any date of determination, (i) if only two (2) Lenders shall be parties to this Agreement, then both Lenders; or (ii) if more than two (2) Lenders are parties to this Agreement, then all of the Lenders who, at any given time (a) are not in default under or in breach of any of the terms and conditions of this Agreement applicable to such Lender, and (b) hold Notes or participation interests representing, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the Revolving Facility Commitment Amount (excluding the Swing Line Commitment Amount), and the Term Facility Commitment Amount, as applicable.”

         (b) The following definitions of “Term Facility”, “Term Facility Commitment Amount”, “Term Facility Maturity Date” and “Term Facility Notes”, are hereby added to the “Certain Definitions” section of the Loan Agreement:

““Term Facility” shall mean the term credit facility being extended pursuant to this Agreement in the original principal amount equal to the Term Facility Commitment Amount.

“Term Facility Commitment Amount” shall mean Fifteen Million and No/100 Dollars ($15,000,000.00).

“Term Facility Maturity Date” shall mean March 14, 2010, or such earlier date on which the Obligations have been accelerated and declared immediately due and payable in accordance with the terms of this Agreement and/or applicable law.

“Term Facility Notes” shall mean each and all of the promissory notes executed, issued and delivered in connection with the Term Facility, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.”

     4. The reference to “Commitment Amount” at the end of the first sentence of Section 1.1(b) is hereby amended to read “Revolving Facility Commitment Amount”.

     5. Section 1.3 of the Loan Agreement is hereby deleted in its entirety, and the following substituted in lieu thereof:

“1.3      Borrowing Base and Maximum Advances. Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, it is understood and agreed that in no event whatsoever shall the Lenders (including the Swing Line Lender) be obligated to advance any amount or issue any Letter of Credit pursuant to the Revolving Facility if such advance or the issuance of such Letter of Credit would cause the aggregate amount of outstanding Loans advanced pursuant to the Revolving Facility (including Swing Line Outstanding Amounts), plus the face amount of all outstanding Letters of Credit, to exceed the lesser of:

(d)	the Revolving Facility Commitment Amount; or

(e)	the aggregate of (the “Maximum Borrowing Base”):

(iv)	eighty-five percent (85%) of Eligible Billed Government Accounts Receivable; plus

(v)	eighty-five percent (85%) of Eligible Billed Commercial Accounts Receivable; plus

(vi)	eighty-five percent (85%) of Eligible Billed Foreign Accounts Receivable; plus

(vii)	the Applicable Percentage of the sum of Eligible Unbilled Government Accounts Receivable, Eligible Unbilled Commercial Accounts Receivable and Eligible Unbilled Foreign Accounts Receivable.

All determinations regarding the eligibility of any Receivable(s) (billed or unbilled) shall be made by the Agent in its sole but reasonable discretion; it being understood however, that at no time shall the availability from Eligible Billed and Unbilled Foreign Accounts Receivable be greater than twenty-five percent (25%) of the Maximum Borrowing Base. Assets acquired after the Closing Date by any Borrower other than in the ordinary course of business of such Borrower shall only be included in the calculation of the Maximum Borrowing Base with the Agent’s prior written consent.

In the event that the amount outstanding under the Revolving Facility (including the face amount of Letters of Credit and Swing Line Outstanding Amounts) exceeds any of the limitations set forth in this Section 1.3 (such excess being referred to herein as a “Borrowing Base Deficiency”), the Borrowers shall, within two (2) Business Days of the occurrence of such Borrowing Base Deficiency, make a principal payment in the amount of such deficiency so as to be in compliance with this Section 1.3. For purposes of calculating the Maximum Borrowing Base, such calculation shall be made based upon the immediately preceding Borrowing Base Certificate, as such calculation may be adjusted pursuant to this Agreement.”

     5. Section 1.5 of the Loan Agreement is hereby deleted in its entirety, and the following substituted in lieu thereof:

“1.5      Additional Mandatory Payments. In addition to all other sums payable by the Borrowers pursuant to the Notes, this Agreement or any other Loan Document, the Borrowers shall also make mandatory payments (each, a “Mandatory Payment”) on the Notes (applied first to the Swing Line Outstanding Amounts (if any), then to amounts outstanding under the Revolving Facility, then to amounts outstanding under the Term Facility), in the amount of one hundred percent (100%) of the cash proceeds (net of reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with the particular transaction) arising from any Excess Cash Event; provided, however, that the Agent agrees to allow, on a one-time basis, cash proceeds resulting from the issuance of additional equity interests or capital stock by a Borrower, not to exceed Twenty Million and No/100 Dollars ($20,000,000.00), to be used by Borrowers solely to repurchase the issued and outstanding common stock, Series B Preferred Stock, warrants (including the anti-dilution warrant) and Series C Preferred Stock of Opinion Research Corporation, and all associated rights therein, from LLR Equity Partners, L.P. and/or LLR Equity Partners Parallel, L.P.”

     6. Section 1.7(b) of the Loan Agreement is hereby deleted in its entirety, and the following substituted in lieu thereof:

“(b)      Agency Fee. The Borrowers shall pay to the Agent, for its own account, an annual agency fee (the “Agency Fee”), in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) per annum. The Agency Fee shall be due and payable in full on the date of this Agreement and on each anniversary of the date of this Agreement.”

     7. The last eleven (11) words of Section 5.19 are hereby deleted.

     8. Section 6.15(b) of the Loan Agreement is hereby deleted in its entirety, and the following substituted in lieu thereof:

“(b)      Asset Coverage Ratio. The Borrowers and the Non-Borrower Subsidiaries will maintain on a consolidated basis an Asset Coverage Ratio as follows: (i) from March 15, 2005 through June 30, 2005, not less than 0.50 to 1.00, (ii) from July 1, 2005 through June 30, 2006, not less than 0.80 to 1.00 and (iii) from and after July 1, 2006, not less than 1.00 to 1.00. For purposes of the foregoing, “Asset Coverage Ratio” shall mean, for each measurement period, the sum of the Borrowers’ gross accounts receivable (billed and unbilled), plus unrestricted cash, divided by the sum of the prior thirty (30) day average outstanding loan balance under the Facilities, plus the face amount of all outstanding Letters of Credit on the “as of” date of the calculation.”

     9. Section 7.7(a)(iii) and Section 7.7(a)(iv) are hereby deleted in their entirety, and the words “Intentionally Omitted” shall be substituted therefor.

     10. Section 7.10 is hereby deleted in its entirety, and the words “Intentionally Omitted” shall be substituted therefor.

     11. The Borrowers hereby acknowledge that the proceeds of the Term Facility will be fully advanced on the date hereof, and may not be readvanced and reborrowed, and shall be used solely to refinance the Junior Facilities and for general corporate purposes.

     12. The Borrowers agree that on or before September 15, 2005, and continuing until the outstanding principal amount of the Term Facility is less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the “Swap Period”), the Borrowers shall purchase from Citizens Bank one or more Hedging Contracts, all in form and amounts acceptable to Citizens Bank. The Borrowers’ obligations under any Hedging Contracts purchased from Citizens Bank shall be secured by the Collateral on a pari passu basis. The Borrowers agree to maintain such Hedging Contracts throughout the Swap Period, and to maintain Hedging Contracts for at least Five Million and No/100 Dollars ($5,000,000.00) of the outstanding principal amount of the Term Facility at all times during the Swap Period.

     13. Schedule 1, Exhibit 5, Exhibit 7 and Exhibit 8 attached to the Loan Agreement are hereby deleted in their entirety, respectively, and Schedule 1, Exhibit 5, Exhibit 7 and Exhibit 8 attached to this Modification substituted in lieu thereof, respectively.

     14. The Borrowers hereby acknowledge and agree that each and all of the Collateral Documents shall secure the repayment of the Loan, as modified and increased by the Term Facility and the terms of this Modification, and all references to the “Loan” and/or the “Obligations” set forth in the Collateral Documents shall mean the Loan (as modified and increased by the Term Facility and the terms of this Modification), and all references to the “Notes” set forth in the Collateral Documents shall mean, collectively, the Notes and the Term Facility Notes.

     15. Simultaneously with the Borrowers’ execution and delivery of this Modification (and as a condition precedent to the effectiveness of this Modification), the Borrowers shall (a) pay to the Agent (for the ratable benefit of the Lenders), in immediately available funds, an administrative fee in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), which fee the Borrowers acknowledge has been fully earned by the Lenders; (b) pay to the Agent, in immediately available funds, all of the Agent’s and Lenders’ costs and expenses associated with this Modification and the transactions referenced herein or contemplated hereby, including, without limitation, the Agent’s and Lenders’ reasonable legal fees and expenses; and (c) deliver to the Agent the other documents, instruments and agreements referenced herein.

     16. The Borrowers hereby represent, warrant, acknowledge and agree that as of the date hereof (a) the Revolving Facility has a current outstanding principal balance of approximately Twenty Million and No/100 Dollars ($20,000,000.00); (b) the Swing Line Outstandings Amount is approximately Four Million Five Hundred Forty Thousand Two Hundred Fifty-eight and 85/100 Dollars ($4,540,258.85.00); (c) the face amount of outstanding Letters of Credit is Zero and No/100 Dollars ($0.00); (d) there are no set-offs or defenses against and no defaults under the Loan Agreement, any of the Notes or any other Loan Document; (e) no act, event or condition has occurred which, with notice or the passage of time, or both, would constitute a default under the Loan Agreement, any of the Notes or any other Loan Document; (f) all of the representations and warranties of the Borrowers contained in the Loan Agreement expressly qualified by a “materiality” standard are true and correct in all respects as of the date hereof, and all of the representations and warranties of the Borrowers contained in the Loan Agreement not expressly qualified by a “materiality” standard are true and correct in all material respects as of the date hereof (except with respect to those changes in facts and circumstances which are expressly permitted by the terms of the Loan Agreement or to the extent that such representations and warranties expressly relate solely to an earlier date), unless the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers have previously disclosed the same to the Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (g) all schedules attached to the Loan Agreement with respect to any particular representation and warranty of the Borrowers set forth in the Loan Agreement remain true, accurate and complete, as updated in writing to the Agent as of the date of this Modification.

     17. The Borrowers, and their respective representatives, successors and assigns, hereby jointly and severally, knowingly and voluntarily RELEASE, DISCHARGE, and FOREVER WAIVE and RELINQUISH any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatsoever kind or nature, whether known or unknown, which they have, may have, or might have or may assert now or in the future against the Agent and/or the Lenders directly or indirectly, arising out of, based upon, or in any manner connected with any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, in each case related to, arising from or in connection with the Loan, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the date hereof (including, without limitation, any claim, demand, obligation, liability, defense, counterclaim, action or cause of action relating to or arising from the grant by the Borrowers to the Lenders of a security interest in or encumbrance on collateral that is, was or may be subject to, or an agreement by which the Borrowers are bound and which contains, a prohibition on further mortgaging or encumbering the same). The Borrowers hereby acknowledge and agree that the execution of this Modification by the Agent and the Lenders shall not constitute an acknowledgment of or an admission by the Agent and/or the Lenders of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

     18. Except as expressly set forth herein, nothing contained in this Modification is intended to or shall otherwise act to nullify, discharge, or release any obligation incurred in connection with the Notes, the Loan Agreement and/or the other Loan Documents or to waive or release any collateral given by the Borrowers to secure the Notes, nor shall this Modification be deemed or considered to operate as a novation of the Notes, the Loan Agreement or the other Loan Documents. Except to the extent of any express conflict with this Modification or except as otherwise expressly contemplated by this Modification, all of the terms and conditions of the Notes, the Loan Agreement and the other Loan

Documents shall remain in full force and effect, and the same are hereby expressly approved, ratified and confirmed. In the event of any express conflict between the terms and conditions of the Notes, the Loan Agreement or the other Loan Documents and this Modification, this Modification shall be controlling and the terms and conditions of such other documents shall be deemed to be amended to conform with this Modification.

     19. If any term, condition, or any part thereof, of this Modification, the Loan Agreement or of the other Loan Documents shall for any reason be found or held to be invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision, or condition of this Modification, the Loan Agreement and the other Loan Documents, and this Modification, the Loan Agreement and the other Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

     20. The Borrowers acknowledge that, at all times prior to and through the date hereof, the Agent and the Lenders have acted in good faith and have conducted themselves in a commercially reasonable manner in its relationship with the Borrowers in connection with this Modification and in connection with the obligations of the Borrowers to the Agent and the Lenders under the Loan; the Borrowers hereby waiving and releasing any claims to the contrary.

     21. The Borrowers hereby acknowledge and agree that, from and after the date hereof, all references to the “Loan Agreement” set forth in any Loan Document shall mean the Loan Agreement, as modified pursuant to this Modification, and that except as expressly modified hereby, the Loan Agreement shall be and remain unchanged and in full force and effect, and the same is hereby expressly approved, ratified and confirmed.

     22. The Borrowers acknowledge (a) that they have participated in the negotiation of this Modification, and no provision of this Modification shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; (b) that each has had access to an attorney of its choosing in the negotiation of the terms of and in the preparation and execution of this Modification, and each has had the opportunity to review, analyze, and discuss with its counsel this Modification, and the underlying factual matters relevant to this Modification, for a sufficient period of time prior to the execution and delivery hereof; (c) that all of the terms of this Modification were negotiated at arm’s length; (d) that this Modification was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the parties upon the others; and (e) that the execution and delivery of this Modification by each of the Borrowers is its free and voluntary act and deed for the purposes contained herein.

     23. This Modification shall be governed by the laws of the State of Maryland, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     24. This Modification may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Signature pages may be exchanged by facsimile and each party hereto agrees to be bound by its facsimile signature.

[The Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Modification as of the date first above written.

BORROWERS:

WITNESS:		OPINION RESEARCH CORPORATION, a Delaware corporation

By:	/s/ Kevin P. Croke	By:	/s/ Douglas L. Cox
	Name: Kevin P. Croke	Name:	Douglas L. Cox
		Title:	Executive Vice President

WITNESS:		MACRO INTERNATIONAL INC., a Delaware corporation

By:	/s/ Douglas L. Cox	By:	/s/ Kevin P. Croke
	Name: Douglas L. Cox	Name:	Kevin P. Croke
		Title:	Assistant Secretary

WITNESS:		ORC PROTEL, LLC, a Delaware limited liability company

By:	/s/ Douglas L. Cox	By:	/s/ Kevin P. Croke
	Name: Douglas L. Cox	Name:	Kevin P. Croke
		Title:	Secretary

WITNESS:		SOCIAL AND HEALTH SERVICES, LTD., a Maryland corporation

By:	/s/ Douglas L. Cox	By:	/s/ Kevin P. Croke
	Name: Douglas L. Cox	Name:	Kevin P. Croke
		Title:	Secretary

WITNESS:		ORC HOLDINGS, LTD., an English company

By:	/s/ Douglas L. Cox	By:	/s/ Kevin P. Croke
	Name: Douglas L. Cox	Name:	Kevin P. Croke
		Title:	Designated Signatory

WITNESS:		O.R.C. INTERNATIONAL LTD, an English company

By:	/s/ Douglas L. Cox	By:	/s/ Kevin P. Croke
	Name: Douglas L. Cox	Name:	Kevin P. Croke
		Title:	Designated Signatory

LENDER(S):

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ Criss M. Kennedy
Name:	Criss M. Kennedy
Title:	V.P.

FIRST HORIZON BANK, a division of First Tennessee Bank National Association

By:	/s/ Gill Walker
Name:	Gill Walker
Title:	SVP

AGENT:

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ Criss M. Kennedy
Name:	Criss M. Kennedy
Title:	V.P.

SCHEDULE 1

	Revolving Facility		Swing Line Facility		Term Facility
Lenders	Percentage /Commitment $		Percentage /Commitment $		Percentage/Commitment $
Citizens Bank	71.43%	$25,000,000	100%	$5,000,000	66.67%	$10,000,000
First Horizon	28.57%	$10,000,000	0%	$0	33.33%	$5,000,000
TOTALS:	100%	$35,000,000	100%	$5,000,000	100%	$15,000,000

Wiring Instructions:	Citizens Bank of Pennsylvania
Philadelphia, PA
ABA #____________
Attn: Loan Administration
Account #____________
Ref : ____________
PAYDOWN/ADVANCE/ETC.
Attn: ____________

Wiring Instructions:	First Horizon
ABA#____________
Attn:
Account#
Ref:
PAYDOWN/ADVANCE/ETC.
Attn:

EXHIBIT 5

OPINION RESEARCH CORPORATION

QUARTERLY COVENANT COMPLIANCE/NON-DEFAULT CERTIFICATE

Re:	Business Loan and Security Agreement dated as of May 4, 2004 (as the same may be amended or modified from time to time, the “Loan Agreement”), by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank (“Citizens Bank”), acting in its capacity as agent for the Lenders (the “Agent”); (ii) Citizens Bank, acting in its individual capacity as Swing Line Lender; (iii) Citizens Bank, acting in its individual capacity as a Lender, First Horizon Bank, a division of First Tennessee Bank National Association and the other Lender parties to the Loan Agreement (collectively, the “Lenders”); and (iv) the Parent Company (as defined below), certain subsidiaries and affiliates of the Parent Company who are parties to the Loan Agreement, and any other person or entity who is a Borrower party to the Loan Agreement (each, a “Borrower” and collectively, the “Borrowers”).

          The undersigned, OPINION RESEARCH CORPORATION, a Delaware corporation (the “Parent Company”), for itself and as attorney-in-fact for and on behalf of each Borrower pursuant to the Loan Agreement, hereby delivers this Quarterly Covenant Compliance/Non-Default Certificate to the Agent and the Lenders pursuant to Section 6.3(b) of the Loan Agreement. Unless otherwise defined, capitalized terms used herein shall have the meanings attributed to such terms in the Loan Agreement.

     The undersigned, on behalf of the Parent Company, acting in its individual capacity and as attorney-in-fact for each Borrower, hereby certifies and warrants that:

(a)	He or she is the __________________of the Parent Company and that, as such, he or she is authorized to execute this Quarterly Covenant Compliance/Non-Default Certificate for and on behalf of each Borrower.

(b)	Except as otherwise disclosed to the Agent and the Lenders in writing pursuant to the Loan Agreement, at no time during the period from __________________through __________________(the “Certificate Period”) did any Event of Default occur or exist, nor did any act, event or condition occur or exist which with notice or the lapse of time, or both, would constitute an Event of Default. (If unable to provide the foregoing required certification, fully describe the reasons therefor and circumstances thereof on Schedule A attached hereto.)

(c)	The following represent true and accurate calculations, as of the last day of the Certificate Period, and should be used to determine whether the Borrowers are in compliance with the financial covenants set forth in Section 6.15 of the Loan Agreement:

		Actual	Required

(i)	Fixed Charge Coverage Ratio:	___to 1.00	> 1.15 to 1.00 through 6/30/05
> 1.25 to 1.00 through Maturity

(ii)	Asset Coverage Ratio	___to 1.00	> 0.50 to 1.00 through 6/30/05
> 0.80 to 1.00 through 6/30/06
> 1.00 to 1.00 through Maturity

(iii)	Leverage Ratio:	___to 1.00	< 3.50 to 1.00 through 9/30/04
< 3.00 to 1.00 through Maturity

(iv)     The Borrowers’ Consolidated Net Income for the most recent fiscal quarter ending _________was $_________. Requirement is an amount which is no less than $0.

(v)     The Borrowers’ Capital Expenditures during the Fiscal Year in which this Certificate has been submitted have been $_________; Requirement is an amount which is not more than $4,500,000 + a carryover of $____________ from the previous year (permitted pursuant to Section 6.15(d) of the Loan Agreement; in no event to exceed $2,250,000.00).

     A calculation sheet reflecting the above-computations is attached hereto as SCHEDULE 1.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Quarterly Covenant Compliance/Non-Default Certificate on this ___day of ___, 20___.

OPINION RESEARCH CORPORATION, a Delaware corporation, acting on its own behalf and as attorney-in-fact for and on behalf of each Borrower
By
Name:
Title:

     Subject to the provisions of the Loan Agreement and the Notes, solely based upon the leverage ratio shown on page 1, Section (c)(iii) of this Certificate and the pricing grid attached as Exhibit 7 to the Loan Agreement, the LIBOR Interest Margin for the Revolving Facility would be _________and the Base Rate Interest Margin for the Revolving Facility would be ____________, and the LIBOR Interest Margin for the Term Facility would be ____________and the Base Rate Interest Margin for the Term Facility would be _________.

{page 2 of Quarterly Covenant Compliance/Non-Default Certificate}

SCHEDULE1
to
QUARTERLY COVENANT COMPLIANCE/
NON-DEFAULT CERTIFICATE

CALCULATION SHEET

EXHIBIT 7

OPINION RESEARCH CORPORATION

REVOLVING FACILITY PRICING GRID

LEVEL	I	II	III
		equal to or greater
		than 2.25 to 1.00,
	equal to or greater	but less than 2.75
If the Leverage Ratio is:	than 2.75 to 1.00	to 1.00	less than 2.25 to 1.00
then the Additional LIBOR Interest Margin for the Revolving Facility (and for calculation of certain Letter of Credit Fees) shall be:	3.00%	2.75%	2.50%
then the Additional Base Rate Interest Margin for the Revolving Facility shall be:	1.00%	0.75%	0.50%

TERM FACILITY PRICING GRID

LEVEL	I	II	III
		equal to or greater
		than 2.25 to 1.00,
	equal to or greater	but less than 2.75
If the Leverage Ratio is:	than 2.75 to 1.00	to 1.00	less than 2.25 to 1.00
then the Additional LIBOR Interest Margin for the Term Facility shall be:	3.50%	3.25%	3.00%
then the Additional Base Rate Interest Margin for the Term Facility shall be:	1.50%	1.25%	1.00%

EXHIBIT 8

OPINION RESEARCH CORPORATION

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

     THIS ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) is made this ______day of _________, 20___, by and between __________________(the “Assignor”) and __________________(the “Assignee”). Reference is made to the Business Loan and Security Agreement dated as of May 4, 2004 (as the same may be amended or modified from time to time, the “Loan Agreement”), by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank (“Citizens Bank”), acting in its capacity as agent for the Lenders (the “Agent”); (ii) Citizens Bank, acting in its individual capacity as Swing Line Lender; (iii) Citizens Bank, acting in its individual capacity as a Lender, First Horizon Bank, a division of First Tennessee Bank National Association and the other Lender parties to the Loan Agreement (collectively, the “Lenders”); and (iv) Opinion Research Corporation, a Delaware corporation (the “Parent Company”), certain subsidiaries and affiliates of the Parent Company who are parties to the Loan Agreement, and any other person or entity who is a Borrower party to the Loan Agreement (each, a “Borrower” and collectively, the “Borrowers”). Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

     The Assignor and the Assignee hereby agree as follows:

     1. Assignment and Assumption. Subject to the terms and conditions hereof, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, and except as expressly provided herein without representation or warranty by the Assignor, the interest of Assignor as of the Effective Date (as hereinafter defined) in and to the Assignor’s rights and obligations under the Loan Agreement and the other Loan Documents (in its capacity as a Lender thereunder) with respect to the Revolving Facility and/or the Term Facility, as applicable, represented by the Percentage(s) specified with regard to such Facility under the heading “Assigned Share” in Item 4 of Annex I (each such assigned interest, an “Assigned Share”), including, without limitation, in the case of Loans made pursuant to the Revolving Facility, the relevant Assigned Share of all rights and obligations of the Assignor with respect to its Percentage of the Revolving Facility Commitment Amount, Letter(s) of Credit, Swing Line Loan, Promissory Note(s) and Loans outstanding under the Revolving Facility (as applicable). For purposes hereof “Commitments” shall mean the commitments pursuant to the Revolving Facility and/or the Term Facility, as applicable.

     2. The Assignor. The Assignor (i) represents and warrants that it is the legal and beneficial owner of each interest being assigned by it hereunder, that each such interest is free and clear of any adverse claim, and that as of the date hereof its Commitments and outstanding Loans with respect to the Revolving Facility and/or the Term Facility, as applicable, with regard to which an interest is being assigned hereunder (including any obligations with respect to Letter(s) of Credit, if applicable) is as set forth in Item 4 of Annex I, (ii) except as set forth in clause (i) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their respective obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

     3. The Assignee. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements most recently required to have been delivered under Section 6.3 of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, (iv) confirms that it is an Eligible Assignee or commercial bank, in either case whose total assets exceed Five Hundred Million and No/100 Dollars ($500,000,000.00), (v) appoints and authorizes the Agent to take such actions as agent on its behalf under the Loan Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Agent by the terms thereof, together with such other powers and duties as are reasonably incidental thereto, and (vi) agrees that it will perform in accordance with their respective terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender. [To the extent legally entitled to do so, the Assignee will deliver to the Agent, as and when required by the Agent, duly completed and executed originals of any and all applicable tax withholding forms].2

     4. Effective Date. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, an executed original hereof, together with all attachments hereto, shall be delivered to each of the Agent and the Borrowers (and also to the Agent, the assignment fee referred to in Section 12.11(b) of the Loan Agreement, if applicable). The effective date of this Assignment and Acceptance (the “Effective Date”) shall be the earlier of (i) the date of acceptance hereof by the Agent and the Borrowers or (ii) the date, if any, designated as the Effective Date in Item 5 of Annex I (which date shall be not less than five (5) Business Days after the date of execution hereof by the Assignor and the Assignee). As of the Effective Date, (y) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (z) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights under the provisions of the Loan Agreement and the other Loan Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Effective Date) and be released from its obligations under the Loan Agreement and the other Loan Documents.

     5. Payments; Settlement. On or prior to the Effective Date, in consideration of the sale and assignment provided for herein and as a condition to the effectiveness of this Assignment and Acceptance, the Assignee will pay to the Assignor an amount (to be confirmed between the Assignor and the Assignee) that represents the Assigned Share of the principal amount of the Loans of each relevant Facility made by the Assignor and outstanding on the Effective Date (together, if and to the extent the Assignor and the Assignee so elect, with the Assigned Share of any related accrued but unpaid interest, fees and other amounts). From and after the Effective Date, the Agent will make all payments required to be made by it under the Loan Agreement in respect of each interest assigned hereunder (including, without limitation, all payments of principal, interest and fees in respect of the Assigned Share of the Assignor’s Commitments and Loans assigned hereunder) directly to the Assignee. The Assignor and the Assignee shall be responsible for making between themselves all appropriate adjustments in payments due under the Loan Agreement in respect of the period prior to the Effective Date. All payments required to be made hereunder or in connection herewith shall be made in Dollars by wire transfer of immediately available funds to the appropriate party at its address for payments designated in Annex I.

     6. Governing Law. This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia (without regard to the conflicts of laws principles thereof).

     7. Entire Agreement. This Assignment and Acceptance, together with the Loan Agreement and the other Loan Documents, embody the entire agreement and understanding between the parties hereto and (except as otherwise expressly set forth in the Loan Agreement) supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

[2]	Insert if the Assignee is organized under the laws of a jurisdiction outside the United States.

     8. Successors and Assigns. This Assignment and Acceptance shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     9. Counterparts. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Assignment and Acceptance to be executed by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Title:

ASSIGNEE:

By:

Title:

Accepted this ______day of

_________, 20___:

CITIZENS BANK OF PENNSYLVANIA, as Agent

By: ______________________
Title: _____________________

ANNEX I

1.	Borrowers: Opinion Research Corporation and its Subsidiaries and Affiliates

2.	Name and Date of Loan Agreement:

Business Loan and Security Agreement dated as of May 4, 2004 (as the same may be amended or modified from time to time, the “Loan Agreement”), by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank (“Citizens Bank”), acting in its capacity as agent for the Lenders (the “Agent”); (ii) Citizens Bank, acting in its individual capacity as Swing Line Lender; (iii) Citizens Bank, acting in its individual capacity as a Lender, First Horizon Bank, a division of First Tennessee Bank National Association and the other Lender parties to the Loan Agreement (collectively, the “Lenders”); and (iv) Opinion Research Corporation, a Delaware corporation (the “Parent Company”), certain subsidiaries and affiliates of the Parent Company who are parties to the Loan Agreement, and any other person or entity who is a Borrower party to the Loan Agreement (each, a “Borrower” and collectively, the “Borrowers”).

3.	Date of Assignment and Acceptance: ___________, 20___.

4.	Amounts:

			Amount of	Aggregate
	Aggregate	Assigned	Assigned	for Assignor
Commitments/Loans	for Assignor	Share[3]	Share	(after assignment)
(a) Revolving Facility
Commitment Amount:	$—	—%	$—	$—
(b) Revolving Facility:	$—	—%	$—	$—
(c) Term Facility	$—	—%	$—	$—

5.	Effective Date: _______________, 20___.

6.	Addresses for Payments:

Assignor:

Attention:
Telephone:
Telecopy:
Reference:

[3]	Percentage taken to up to ten decimal places, if necessary.

Assignee:

Attention:
Telephone:
Telecopy:
Reference:

7.	Addresses for Notices:

Assignor:

Attention:
Telephone:
Telecopy:
Reference:

Assignee:

Attention:
Telephone:
Telecopy:
Reference:

8.	Lending Office of Assignee:

Attention:
Telephone:
Telecopy:
Reference: